CONTRIBUTION AGREEMENT
BY AND AMONG
MUFG AMERICAS HOLDINGS CORPORATION
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
MUFG UNION BANK, N.A.
JULY 1, 2014

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6.1	Conditions to the Obligations of MUAH	13
6.2	Conditions to the Obligations of MUB	13
ARTICLE VII	TERMINATION; AMENDMENT; WAIVER	14
7.1	Termination	14
7.2	Amendment and Waiver	14
ARTICLE VIII	GENERAL PROVISIONS	14
8.1	Survival	14
8.2	Indemnification by BTMU and MUAH Respectively	14
8.3	Notices	15
8.4	Applicable Law	16
8.5	Headings, Etc	16
8.6	Severability	16
8.7	Entire Agreement; No Third Party Rights; Binding Effect; Non-Assignment; Counterparts	16

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CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT (this “Agreement”) effective July 1, 2014 (the “Effective Date”), is by and among MUFG Americas Holdings Corporation (“MUAH”), a Delaware corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), a Japanese corporation, and MUFG Union Bank, N.A. (“MUB”), a national banking association.

A.	MUAH is a financial holding company under the Bank Holding Company Act of 1956 as amended (“BHCA”), and the sole stockholder of MUB. MUAH is a wholly-owned subsidiary of BTMU.

B.	BTMU operates licensed branch offices in California, Illinois, and New York (collectively, the “US Branches”), as well as agency and representative offices in the US.

C.
The US Branches hold the following assets that are the components of the noncash contributions contemplated by this Agreement: (i) exclusive ownership rights to BTMU’s US corporate customer list as identified on Exhibit B (“US Corporate Customer List”); (ii) BTMU’s US workforce-in-place as identified on Exhibit C (“BTMU US Employees”); (iii) any US intangible property related to either the US Corporate Customer List and/or the BTMU US Employees; and (iv) a certain amount of US Treasury securities (collectively, the “US Branch Assets,” as identified in Exhibit A, the “US Branch Assets and Liabilities”).

D.
The US Branch Assets have certain liabilities associated with them, including without limitation, employee-related liabilities such as bonuses, vacation pay, and deferred compensation (collectively, the “US Branch Liabilities,” as identified more specifically in Exhibit A, the “US Branch Assets and Liabilities”).

E.
BTMU and MUAH wish to provide for the terms and conditions of a transaction in which the US Branch Assets will be contributed by BTMU to MUAH in exchange for the issuance of one (1) share of common stock of MUAH (the “First Contribution”). Immediately thereafter, MUAH will contribute the US Branch Assets to MUB in exchange for the issuance of one (1) share of common stock of MUB (the “Second Contribution”). The First Contribution and Second Contribution will be collectively referred to herein as the “Contributions.”

F.
In addition to the Contributions, this Agreement addresses the understandings among the parties with respect to the assumption by MUAH and MUB of certain portions of the US Branch Liabilities defined as “Assumed Liabilities” herein (which do not include any of the “Excluded Liabilities” as defined herein). The parties intend that contemplated transactions will be in full compliance with applicable laws and regulations. The parties acknowledge that some or all of the Assumed Liabilities may result in MUB treating their contribution as a “covered transaction” for purposes of Regulation W of the Federal Reserve Board, 12 C.F.R. Part 223.

G.
The parties intend that each of the First Contribution and Second Contribution include a contribution of US government securities with a fair market and book value on the Closing Date equal to or greater than the amount of total liabilities assumed by MUAH and MUB concurrently with the transfer of the Contributions.

H.
The parties and their affiliates intend that the First Contribution and the Second Contribution will each be treated for U.S. federal income tax purposes as an exchange described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and as contributions-in-kind under Japanese tax law. The parties and their affiliates shall file all Tax Returns in a manner consistent with the treatment of the First Contribution and the Second Contribution as exchanges described in Section 351(a) of the Code, and as contributions-in-kind under Japanese tax law, and shall not take any tax

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position that is inconsistent with such treatment unless required to do so under applicable law pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

I.	All corporate approvals required from BTMU, MUAH and MUB have been granted for approval of the execution of this Agreement.
Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

ARTICLE I
THE CONTRIBUTION AND RELATED MATTERS
1.1     First Contribution. Subject to the terms and conditions of this Agreement and the satisfaction of the conditions set forth in Article VI hereof, BTMU agrees to assign and transfer to MUAH, as a capital contribution, all of BTMU’s right, title and interest in and to the US Branch Assets, and MUAH agrees to assume, pay, perform and discharge as and when required as of or after the effective date and time of such contribution (the “Closing Date” and “First Closing Effective Time,” respectively), all duties, responsibilities, and obligations to be discharged, performed, satisfied or paid with respect to the period on or after the First Closing Effective Time relating to the US Branch Assets and the Assumed Liabilities. Notwithstanding anything to the contrary in this Agreement, MUAH’s liabilities shall be limited to the Assumed Liabilities identified in this Agreement and specifically referenced on Exhibit A. MUAH shall not, pursuant to or as a result of this Agreement, other than as a result of the “Master Service Agreements” defined further herein, be bound by any other duties, responsibilities, obligations or liabilities, of any kind or nature, known, unknown, contingent or otherwise, of BTMU, including but not limited to the following liabilities (collectively, the "Excluded Liabilities"):

(a)	any liability identified as an Excluded Liability in this Agreement, including on Exhibit A;

(b)
any liability to the extent arising from or related to any breach of, default under, failure to perform, torts related to the performance of, violations of law, infringements or indemnities under, guaranties pursuant to and overcharges, underpayments or penalties on the part of BTMU arising prior to the Closing Date under, any assumed contract or other contract, agreement, arrangement or understanding to which BTMU is party prior to the Closing Date;

(c)	any liability to the extent arising from or related to the operation or condition of the US Branch Assets prior to the Closing Date;

(d)
any liability related to the employment of the BTMU US Employees arising prior to the Closing Date, except for those liabilities identified as Assumed Liabilities in this Agreement, including on Exhibit A; and

(e)	all liabilities for Excluded Taxes.

1.2    Second Contribution. Subject to the terms and conditions of this Agreement and the satisfaction of the conditions set forth in Article VI hereof, effective immediately following the First Closing Effective Time (the “Second Closing Effective Time”) MUAH agrees to assign and transfer to MUB, as a capital contribution, all of MUAH’s right, title and interest in and to the US Branch Assets, and MUB agrees to assume, pay, perform and discharge as and when required as of or after the Second Closing Effective Time, all duties, responsibilities, obligations or liabilities of MUAH (of any kind, whether accrued, contingent or otherwise), to be discharged, performed, satisfied or paid with respect to the period on or after the Second Closing Effective Time relating to the US Branch Assets and the Assumed Liabilities. Notwithstanding anything to the contrary in this Agreement, MUB shall not, pursuant to or as a result of this Agreement, other than as a result of the Master Service Agreements defined herein, assume or be bound by any duties, responsibilities, obligations or liabilities related to the Excluded Liabilities.

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1.3    Setting of Closing Date, First Closing Effective Time and Second Closing Effective Time. As soon as practicable after each of the conditions set forth in Article VI hereof have been satisfied or waived, BTMU, MUAH and MUB will agree on the Closing Date; the parties acknowledge that they currently intend July 1, 2014 to be the Closing Date; BTMU and MUAH agree that the First Closing Effective Time shall be 12:01 am EST on the Closing Date and the Second Closing Effective Time shall be 12:02 am EST on the Closing Date.
1.4    Closing of First Contribution and Second Contribution. Subject to the conditions set forth in this Agreement, the consummation of the First Contribution (the “First Closing”) shall be held at the First Closing Effective Time and be held by telephone or in person among the parties by legal counsel. The First Closing shall be effective upon the release by all parties of signatures (whether original, facsimile or electronically transmitted) of the other parties to all documents required to be delivered at the First Closing. Subject to the consummation of the First Closing, the consummation of the Second Contribution (the “Second Closing”) shall be held at the Second Closing Effective Time and be held by telephone or in person among the parties by legal counsel. The Second Closing shall be effective upon the release by all parties of signatures (whether original, facsimile or electronically transmitted) of the other parties to all documents required to be delivered at the Second Closing. On the Closing Date, BTMU shall deliver or make available to MUAH and MUB: (i) all books and records related to the US Branch Assets, and (ii) such other documents as are reasonably necessary to consummate the transactions contemplated by this Agreement. Prior to the Closing Date, the parties shall mutually agree to a Closing checklist of information and other materials that must be exchanged and actions that must occur as of the Closing Date.
1.5    Employee Matters.
(a)    Migrating Employees. The BTMU US Employees who are migrating to MUB shall consist of the employees of BTMU’s branches, agency and representative offices in the U.S. as of the Closing Date who are listed by name in Exhibit C. In addition to the identification of BTMU US Employees who shall become MUB employees as of the Closing Date, set forth on Exhibit C to this Agreement, BTMU shall provide to MUB by secure transmission specific information as reasonably requested by MUB regarding each BTMU US Employee, including, but not limited to each BTMU US Employee’s functional title, salary, date of hire, office location, and leave status. Any BTMU US Employee identified on Exhibit C who is on a leave of absence as of the Closing Date because of short-term disability, family medical leave, military leave, workers’ compensation, or any other leave approved by BTMU (“Leave of Absence”) shall become an employee of MUB as of the Closing Date. BTMU shall identify each BTMU US Employee on a Leave of Absence on the BTMU Disclosure Schedule. If any BTMU US Employee who is or becomes eligible to receive long-term disability benefits under BTMU’s long-term disability program before the Closing Date is terminated by BTMU before the Closing Date, then such individual will not become an employee of MUB as of the Closing Date. However, if any BTMU U.S. Employee described in the foregoing sentence returns to employment, such employee will become a MUB employee on the date that he or she returns to employment. Certain of the BTMU Employees listed on Exhibit C are subject to special employment arrangements as “Ex Pat Employees,” because while the employees’ base salaries are paid in the U.S. and subject to U.S. tax withholding, they remain covered by BTMU global performance compensation and benefits plans in expectation of their eventual reassignment to other BTMU positions as part of BTMU’s global officer rotation development program. Copies of all employment records of the BTMU US Employees relating to their employment with BTMU will be delivered by BTMU to MUB to the full extent permitted by law at the Closing. MUB agrees to provide BTMU with reasonable access to such records after the Closing.
(b)    BTMU Authority. Without the prior written consent of MUAH, which consent shall not be unreasonably withheld or delayed, BTMU will not, on or after the date of this Agreement, increase the compensation or benefits payable to BTMU US Employees, other than increases in the ordinary course of business consistent with past practice, or enter into any employment, severance or consulting contracts with respect to the BTMU US Employees other than contracts entered into in the ordinary course of business consistent with past practice.
(c)    Assumed Liabilities. On the Closing Date, MUB shall assume the employment of BTMU US Employees and all employer obligations arising from service performed on and after that date. Except for items listed in Exhibit A as Assumed Liabilities, MUB shall not assume any obligations of BTMU to such BTMU US Employees attributable to service performed by those employees before the Closing Date. In addition, MUB shall

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not assume any obligations of BTMU to any other person who is not a BTMU US Employee, such as employees of any U.S. subsidiary of BTMU who are not BTMU US Employees. The parties acknowledge that MUB’s assumption of the Assumed Liabilities listed in Exhibit A may be treated, in whole or in part, by MUB as “covered transactions” under Regulation W.
(d)    MUB Employment. Subject to such background screening process and acceptable results as may be required by MUB, BTMU US Employees shall commence employment by MUB on the Closing Date (i) with responsibilities and duties comparable to the responsibilities and duties of the BTMU US Employee’s employment with BTMU, and (ii) at base pay no less than the BTMU US Employee’s base pay with BTMU on the day before the Closing Date.
(e)    BTMU Employee Plans. Exhibit D lists the material BTMU-sponsored employee benefit plans provided to BTMU US Employees as of the Effective Date. Exhibit D classifies each of these BTMU plans into one of the following five categories reflected below. MUB will participate in these BTMU plans as follows:

(1)
Compensation Plans. Effective on the Closing Date, MUB will become a participating employer in each of the Compensation Plans. Accordingly, for any outstanding awards under these plans on the Closing Date, BTMU US Employees will receive vesting credit (if applicable) for MUB service in accordance with the plan’s terms.

(2)
Retirement Plans. Effective on the Closing Date, MUB will become a participating employer in each of the Retirement Plans. From the Closing Date through December 31, 2014, BTMU US Employees will continue to participate in and accrue benefits (for MUB service) under the Retirement Plans in accordance with each plan’s terms. In addition, on and after January 1, 2015, BTMU US Employees will continue to earn eligibility for benefits from BTMU under the Retiree Medical plan (but not under any other Retirement Plan) in accordance with that plan’s terms.

(3)
Health and Welfare Plans. Effective on the Closing Date, MUB will become a participating employer in each of the Health and Welfare Plans. From the Closing Date through December 31, 2014, BTMU US Employees will continue to participate in the Health and Welfare Plans in accordance with each plan’s terms.

(4)
Severance Plans. Effective on the Closing Date, MUB will become a participating employer in each of the Severance Plans. Any BTMU US Employee who receives a notice of termination from the Closing Date through December 31, 2014 and has a termination date before April 1, 2015 will remain covered by (and if applicable, receive credit for MUB service under) the Severance Plans in accordance with each plan’s terms.

(5)
Disability Plans. Effective on the Closing Date, MUB will become a participating employer in any of the Disability Plans that BTMU US Employees will continue to participate in from the Closing Date through December 31, 2014.

(f)    MUB Employee Plans. From the Closing Date through December 31, 2014, BTMU US Employees will not be eligible to participate in any of MUB’s employee benefit plans that provide benefits substantially similar to those provided under any of the BTMU-sponsored plans described in Exhibit D. On and after January 1, 2015, MUB will provide BTMU US Employees with the opportunity to participate in MUB-sponsored employee benefit plans on the same terms as those provided to other similarly situated employees, subject to the following:

(1)
MUB shall give each BTMU US Employee credit for pre-2015 service as an employee of BTMU or MUB for purposes of eligibility and vesting (but not benefit accrual), except as may be specifically provided for under the MUB Retirement Plan for BTMU employees hired from December 1, 2013 through June 30, 2014, under MUB’s ERISA Plans to which

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such BTMU US Employee may be eligible to participate. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Plan” means any “plan” as defined in ERISA Section 3(3).

(2)
MUB shall take all reasonable efforts to obtain waivers, with respect to BTMU US Employees, of any pre-existing condition exclusion for participation in MUB’s ERISA Plans that are health and welfare plans, including medical, dental, vision, employee term life and disability insurance, to which such BTMU US Employees may be eligible to participate, except to the extent that a BTMU U.S. Employee is already subject to a pre-existing condition exclusion for participation in a BTMU-sponsored employee benefit plan.

(3)
With regard to each BTMU US Employee who, as of January 1, 2015, is entitled to participate in MUB’s Supplemental Executive Retirement Plan for Policy Making Officers (“PMO SERP”), the employee’s PMO SERP account will be credited with an amount equal to the amount that would have been credited to that account had the employee participated in the PMO SERP as an MUB employee commencing July 15, 2013, computed using SERP-recognized compensation that he or she received for BTMU and MUB service from that date through December 31, 2014. Notwithstanding the preceding sentence, no BTMU US Employee will become a participant in the PMO SERP before January 1, 2015.

(g)    MUB Payroll and Bonus Programs. MUB will provide BTMU US Employees with the opportunity to participate in MUB’s vacation program on and after the Closing Date, and in MUB’s bonus programs on and after July 1, 2014, on the same terms as those provided to other similarly situated employees. For purposes of determining the BTMU US Employees’ accrual rate under MUB’s vacation program, MUB shall treat service with BTMU before the Closing Date as service with MUB.
(h)    BTMU Liabilities. BTMU will be solely responsible for all liabilities associated with the following:

(1)	Excluded Liabilities under Exhibit A.

(2)
For the plans listed in Exhibit D, all benefits attributable to BTMU US Employees’ service before the Closing Date, including but not limited to any employer contributions to BTMU’s Retirement Plans attributable to that service, other than the Assumed Liabilities.

i.
If benefits attributable to BTMU US Employees’ service before the Closing Date are provided under an MUB employee benefit plan, then the provision of benefits under the MUB plan will be on behalf of BTMU and such benefits will remain an Excluded Liability for which BTMU will be solely liable. MUB will be liable only for benefits attributable to BTMU US Employees’ service on and after the Closing Date.

ii.
If MUB becomes a participating employer in any of the BTMU plans listed in Exhibit D, then MUB’s liability as a participating employer will be limited to benefits attributable to BTMU US Employees’ service on and after the Closing Date.

(3)	For the MUB employee benefit plans, any benefits attributable to BTMU US Employees’ service before the Closing Date.

(4)	For all BTMU US Employees who are PMOs, any credits to the employee’s MUB PMO SERP account attributable to service from July 15, 2013 through the day before the Closing Date.

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(5)
Providing COBRA coverage and otherwise complying with the continuation coverage requirements under COBRA with respect to qualifying events (as defined by COBRA) for BTMU US Employees terminated prior to the Closing Date. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(6)	Any severance payments owed to BTMU US Employees that are attributable to service before the Closing Date.

(7)
For any BTMU US Employee who is on short-term disability leave as of the Closing Date, the cost of all benefits and compensation provided to that employee on and after the Closing Date until he or she returns to MUB employment.

BTMU and MUB will develop a method for reasonably calculating BTMU’s liabilities under this subsection (h) and in accordance with the requirements of Regulation W. The calculation of BTMU liabilities attributable to the Retirement Plans will be based on GAAP accounting rules for retirement benefits and post-retirement medical benefits, as applicable.
(i)    MUB Liabilities. MUB will be solely responsible for Assumed Liabilities under Exhibit A. The Assumed Liabilities include the annual discretionary cash performance bonus (“Annual Bonus”) which is referenced on Exhibit A, that covers the performance period from April 1, 2014 to June 30, 2014 while BTMU US Employees were still employed by BTMU and which shall be equal to one quarter of the cash performance bonus amount for the 12-month period ending March 31, 2015 to be paid to BTMU US Employees in or around late May or early June 2015, and which such amount will not be known until that time. MUB shall also be responsible for all liabilities associated with compensation and benefits provided to BTMU US Employees for service with MUB on and after the Closing Date, including liabilities attributable to benefits accrued on and after the Closing Date by those Employees under BTMU’s Cash Balance Pension Plan, Retiree Medical plan, and 401(k) Savings and Investment Plan, other than Excluded Liabilities. Otherwise, BTMU plan liabilities and benefits payments will remain with BTMU. However, BTMU and MUB will develop a method based on GAAP accounting rules for retirement benefits and post-retirement medical benefits, as applicable, for reasonably calculating MUB’s reimbursement obligations under the BTMU Cash Balance Pension Plan, Retiree Medical plan, and 401(k) Savings and Investment Plan. The parties intend that: (i) MUB shall reimburse BTMU for the service cost for the BTMU Cash Balance Pension Plan from July 1, 2014 through December 31, 2014; and (ii) MUB shall reimburse BTMU for the service cost for the Retiree Medical Plan during the period from July 1, 2014 through the date that the employee satisfies the age and service conditions for benefits under the Retiree Medical Plan. With respect to the 401(k) Savings and Investment Plan, BTMU shall make the payment into the 401(k) Savings and Investment Plan for all employee and employer contributions due with respect to services performed by MUB employees on or after July 1, 2014 and MUB will reimburse BTMU for such contributions.
(j)    Master Service Agreements. The parties intend to execute certain service agreements (“Master Services Agreements”) for MUB and MUAH to respectively perform a wide range of business and support services to BTMU, as detailed in the Service Schedules incorporated into the applicable Master Services Agreement on and after the Closing Date, as well as a Master Service Agreement for MUB to perform certain services to MUAH on and after the Closing Date. Among the various services which MUB shall perform to BTMU, MUB will perform certain pension and other employee benefit administration services for BTMU with respect to the BTMU US Employees as further specified in the applicable Master Service Agreement, in addition to acting as payor agent for BTMU with respect to any payments made by MUB, on BTMU’s behalf, for any Excluded Liabilities. In addition, MUB and BTMU shall agree to certain arrangements documented in the applicable Master Service Agreement to provide administrative services in connection with the BTMU plans listed in Exhibit D as required by this Agreement.
(k)     No Right of Employment; No Third Party Rights. Nothing in this Agreement, express or implied, shall create any third party beneficiary nor confer upon any employee of BTMU, or any representative of any such employee (excluding BTMU), any rights or remedies, including any right to employment or continued employment for any period or terms of employment, for any nature whatsoever, or with respect to the compensation, benefits, or other terms and conditions of employment. MUB shall not be prevented or restricted, on and after the Closing Date,

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from modifying or terminating the employment or terms of employment of any BTMU US Employee, including amending or terminating of any MUB employee benefit or compensation plan, program or arrangement, or on and after January 1, 2015, its participation in any of the BTMU-sponsored employee benefit plans listed in Exhibit D.
(l)    Indemnification. Notwithstanding anything to the contrary contained in this Agreement, BTMU shall be liable for and shall indemnify and hold MUAH and MUB, their respective officers, directors, employees, advisers, agents and representatives harmless from any and all Losses associated with: (1) the employment, terms and conditions of employment, or termination of the employment of a BTMU US Employee in respect of any period up to and including the Closing Date, including any claim by, or on behalf of, a BTMU US Employee which arises under federal, state or local statute, regulation or ordinance (including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family and Medical Leave Act, Section 1981, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA and all other statutes regulating the terms and conditions of employment), under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any benefit plans or under any policy, agreement, understanding or promise, written, oral or implied, formal or informal, between BTMU and such employee; and (2) the engagement or termination of engagement of any independent contractor or consultant by BTMU, or any terms of any such contract in respect of any period up to and including the Closing Date, in respect, including any claim by, or on behalf of, an independent contractor or consultant for breach of contract, or purporting to arise under federal, state or local statute, regulation or ordinance (including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family and Medical Leave Act, Section 1981, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA and all other statutes regulating the terms and conditions of employment), under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any benefit plans or under any policy, agreement, understanding or promise, written, oral or implied, formal or informal, between BTMU and such independent contractor or consultant.
(m)    No Liability for Non-Migrating Employees. In the event that any BTMU US Employee decides not to be migrated to MUB as of the Closing Date, MUAH and MUB shall assume no liability for any separation benefits, change in control or similar payments that they may be entitled to.
(n)    No Assignment. As of the Closing Date, no contractual obligations for non-employees, including temporary and contract labor employees, shall be assigned to or assumed by MUAH or MUB; after the Closing Date, MUAH and/or MUB, in their sole discretion, may enter into new direct contracts as necessary with such non-employees, or assume existing BTMU contracts with existing non-employees.
1.6    Reservation of Right to Revise Transaction. After consultation between BTMU, MUAH and MUB, the parties may change the method of effecting the First Contribution and Second Contribution (including without limitation the provisions of this Article I), to the extent permitted by applicable law and to the extent they mutually determine such change to be desirable.
1.7    Additional Actions. If, at any time after the Closing Date, MUAH or MUB shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in MUAH or MUB its right, title or interest in, to or under any of the rights, properties or assets of BTMU, or (b) otherwise effect the First Contribution and Second Contribution, BTMU shall cooperate and provide all reasonable assistance.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES OF MUAH AND MUB TO BTMU
MUA Hand MUB represent and warrant to BTMU that:
2.1    Organization. MUAH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, to own, operate and lease its assets and properties and to carry on its business substantially as it has been and is now being conducted. MUAH is duly qualified to do business and is in good standing in each jurisdiction where the character of the assets or properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except for any failure to so qualify that would not be material to either the business of MUAH or its ability to enter this Agreement and consummate the transactions contemplated hereby.
MUB is a national banking association formed under the laws of the United States, is validly existing and in good standing under federal law, and has all requisite power and authority to own, operate and lease its assets and properties and to carry on its business substantially as it has been and is now being conducted.
2.2    Authorization. The execution, delivery and performance of this Agreement has been duly approved and authorized by appropriate corporate action of MUAH and MUB. This Agreement has been duly executed and delivered by MUAH and MUB and constitutes a valid and binding obligation and is enforceable, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws or equitable principles or doctrines.
2.3    Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, to the best knowledge of MUAH, result in, as applicable, any violation, breach or termination of, or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of MUAH or similar documents of any subsidiary of MUAH (each, a “MUAH Subsidiary”), or any material contract of MUAH or any MUAH Subsidiary or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MUAH or any MUAH Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) will be cured or waived prior to the Closing Date or (ii) are in the aggregate, not material to, as applicable, MUAH or any MUAH Subsidiary. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to MUAH in connection with the execution and delivery of this Agreement or the consummation by MUAH of the transactions contemplated hereby or thereby except for the filing of all required regulatory applications or notifications, and receipt of associated approvals, by BTMU, MUB, MUAH and/or MUAH Subsidiaries for approval of the transactions contemplated by this Agreement.
2.4    Capitalization and Shares Outstanding. As of the date hereof, all outstanding stock of MUAH consists of 136,330,830 outstanding shares of common stock, par value of $1.00 each.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BTMU TO MUAH AND MUB
BTMU has previously delivered to MUB and MUAH the BTMU Disclosure Schedule, attached to this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III.
BTMU represents and warrants to MUAH and MUB that:
3.1    Organization. BTMU is a banking corporation duly organized, validly existing and in good standing under the laws of Japan and authorized under the laws of Japan and is duly qualified to do business and is in good standing in each US jurisdiction where the character of US Branch assets or the nature of the business transacted with respect to the US Branch Assets requires that BTMU be so qualified, except for any failure to so

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qualify that would not be material to either the business of BTMU or its ability to enter this Agreement and consummate the transactions contemplated hereby.
3.2    Authorization. The execution, delivery and performance of this Agreement has been duly approved and authorized by appropriate corporate action of BTMU. This Agreement has been duly executed and delivered by BTMU and constitutes a valid and binding obligation and is enforceable against BTMU, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws or equitable principles or doctrines.
3.3    Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, to the best knowledge of BTMU, result in, as applicable, any violation, breach or termination of, or default or loss of a material benefit under, any material contract of BTMU or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BTMU or its properties, other than any such conflicts, violations or defaults which (i) will be cured or waived prior to the Closing Date or (ii) are in the aggregate, not material to, the US Branch Assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to BTMU in connection with the execution and delivery of this Agreement or the consummation by BTMU of the transactions contemplated hereby or thereby except for the filing of all required regulatory applications or notifications, and receipt of associated approvals, by MUAH, MUB and BTMU, for approval of the transactions contemplated by this Agreement.
3.4    Delivery of US Branch Assets. The delivery of the US Branch Assets as contemplated by this Agreement is not subject to any preemptive right, right of first refusal or other similar right to the benefit of a third party. BTMU is the record and beneficial owner of, and has good and valid title to, the US Branch Assets, free and clear of any Lien. For purposes of this Agreement, “Lien” means a charge, mortgage, pledge, lien or similar encumbrance.
3.5    Compliance With Laws.

(a)
Except as disclosed in Section 3.5(a) of the BTMU Disclosure Schedule, since December 31, 2012, the businesses associated with the US Branch Assets are, and have been, conducted substantially in compliance with all material laws, ordinances and regulations applicable to them.

(b)
No investigation or review by any Governmental Entity with respect to BTMU’s US operations is pending or, to the best knowledge of BTMU, threatened, nor has any Governmental Entity indicated to BTMU an intention to conduct the same, other than normal bank regulatory examinations reviews and examinations that are in the ordinary course of the businesses of the US Branches, including bank regulatory examinations and reviews and examinations by governmental taxing authorities. For purposes of this Agreement, “Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial Governmental Entity.

3.6    Litigation. There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of BTMU threatened, against or affecting the US Branches, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking equitable relief or damages against BTMU, or any of its respective officers, directors, employees or agents, in their capacities as such, or which would materially affect the ability of BTMU to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court outstanding against BTMU or any of its respective officers, directors, employees or agents, in their capacities as such, having, or which is reasonably expected to have, any such effect.
3.7    Licenses. The US Branches hold all licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or right thereto, and required authorizations, approvals, consents,

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licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as are expected to be conducted at the Closing Date.
3.8    Taxes. Except as set forth in the BTMU Disclosure Schedule:

(a)
Filing of Tax Returns, Payment of Taxes, Etc. BTMU has timely filed or has caused to be timely filed all Tax Returns required to have been filed by it. Each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects. All Taxes that have become due and payable by BTMU have been timely paid, and any Taxes of BTMU arising after such date and on or before the Closing Date have been or will be incurred in the ordinary course of the business of BTMU. BTMU has made available to MUAH true, correct and complete copies of all Tax Returns filed by or with respect to it, and has made available to MUAH all relevant documents and information with respect thereto, including work papers, records, examination reports, and statements of deficiencies proposed or assessed against or agreed to by BTMU.

(b)	Liens. There are no Liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of BTMU.

3.9    Insurance. BTMU maintains insurance with insurers which in the best judgment of management of BTMU are sound and reputable on their respective assets and upon their respective businesses and operations against loss or damage, risks, hazards and liabilities as in their judgment they deem appropriate. BTMU maintains in effect all insurance required to be carried by law or by any agreement by which it is bound. All material claims under all policies of insurance maintained by BTMU have been filed in due and timely fashion. BTMU has not, since December 31, 2012, had an insurance policy canceled or been denied any insurance coverage for which it has applied.
3.10    US Branch Assets. BTMU has good and marketable title to the US Branch Assets.
3.11    Employee Matters. Except as set forth in the BTMU Disclosure Schedule, no BTMU US Employee has a contract or agreement with BTMU for a specified term of employment or that contains a change-in-control provision or that provides for any severance other than pursuant to BTMU’s severance pay plan generally applicable to BTMU’s employees, and all BTMU US Employees are at-will employees. The BTMU US Employees are not, and during the last five years have not been, members of a bargaining unit covered by a collective bargaining agreement or similar agreement with any labor organization to which any BTMU is a party. BTMU is not aware of any union organizing effort, representation petition, strike, slowdown, stoppage or lockout or other labor dispute involving the BTMU US Employees, either currently or during the last five years. As of the date of this Agreement, to the knowledge of BTMU, none of the BTMU US Employees are the subject of any representation petition before the National Labor Relations Board. BTMU has informed the each BTMU US Employee that after the Closing Date the BTMU US Employee will be required to comply with MUB’s Business Standards for Ethical Conduct applicable to all MUB Employees (the “BSEC”) as it changes from time to time and that each BTMU US Employee will be provided with access to an electronic copy of the BSEC and will be required to complete the related MUB employee BSEC training requirements within ninety (90) days after the Closing Date.
ARTICLE IV
COVENANTS OF BTMU
4.1    Business in Ordinary Course. In preparation for the Closing Date, BTMU shall continue to carry on the businesses and the discharge or incurring of obligations and liabilities, of the US Branches, only in the usual, regular and ordinary course of business, as heretofore conducted, except for transactions structured to prepare the US Branches for the transactions contemplated by this Agreement. BTMU shall not, without the prior written consent of MUB, engage in any transaction or take any action that would be reasonably expected to render untrue any of the

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representations and warranties of BTMU contained in Article III hereof, if such representations and warranties were given as of the Closing Date.
4.2    Continuing Regulatory Reporting. From Effective Date through the period required to file all required regulatory reports for the 2014 calendar year, BTMU shall provide all necessary resources to continue to make all necessary reports and regulatory filings on a timely basis and in correct and accurate form and substance with respect to the US Branches and the US Branch Assets and, to the extent permitted by applicable law, to deliver to MUB and MUAH the regulatory filings made by BTMU with respect to the US Branches and the US Branch Assets.
4.3    Transfer of Non-Conforming and Low-Quality Assets. The parties acknowledge and agree that the US Branch Assets contributed under the First and Second Contributions shall not include any assets that are non-conforming assets for a national bank or shall not include the contribution of any loan assets, including those that, in the reasonable judgment of MUB, are or may be subject to becoming (i) “low quality assets” as that term is defined in Section 23A(b)(10) of the Federal Reserve Act (12 U.S.C. § 371c(b)(10)) and Regulation W of the FRB (12 C.F.R.223.3(v)) and the rules and regulations associated therewith now existing or as may be amended in the future or (ii) a criticized asset as determined by MUB’s risk rating guidelines in effect as of the Closing Date.
ARTICLE V
ADDITIONAL AGREEMENTS
5.1    Inspection of Records; Confidentiality.
(o)    BTMU shall afford to MUB and to MUB’s accountants, counsel and other representatives full access during normal business hours during the period prior to the Closing Date to all of its properties, books, contracts, commitments and records, including all attorneys’ responses to auditors’ requests for information, and accountants’ work papers, developed by BTMU or its accountants or attorneys, with respect to the US Branches and the US Branch Assets, and will permit MUB and its representatives to discuss such information directly with BTMU’s officers, directors, employees, attorneys and accountants. BTMU shall use its commercially reasonable efforts to furnish to MUB all other information concerning the business, properties and personnel of the US Branches as MUB may reasonably request; however, such access may be limited so as to avoid unreasonable disruption or interference with BTMU’s business operations or as required by law. Any failure to comply with this covenant shall be disregarded if promptly corrected without material adverse consequences to MUB. The availability or actual delivery of information shall not affect the representations, warranties, covenants, and agreements of BTMU that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto.
5.2    Expenses. Each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the First Contribution and Second Contribution.
5.3    Cooperation. Each party covenants that it will use its commercially reasonable efforts to bring about the transactions contemplated by this Agreement as soon as practicable, unless this Agreement is terminated as provided herein. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable time. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the parties, shall take all such necessary action. Each party shall use its commercially reasonable efforts to preserve for itself and the other parties hereto each available legal privilege with respect to the confidentiality of their negotiations and related communications, including the attorney‑client privilege.
5.4    Dispute Resolution. Each party also agrees that it will promptly communicate to the other party any issues or concerns with respect to that party’s performance under this Agreement and escalate such issues or concerns promptly as necessary to the party’s respective senior management. The parties agree to use commercially reasonable efforts to meet, confer and effectively resolve any disputes arising with respect to this Agreement.

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5.5    Regulatory Applications. The parties shall, as soon as practicable and appropriate after the date of this Agreement, file all necessary applications with all applicable regulatory authorities and shall use their commercially reasonable efforts to respond as promptly as practicable to all inquiries received concerning said applications. Each party shall advise the other parties periodically of the status of each regulatory application.
5.6    Notice. At all times prior to the Closing Date, each party shall promptly notify the other of the occurrence of any event known to it which will or may result in the failure to satisfy any of the conditions specified in Sections 6.1 or 6.2 hereof. In the event that any party becomes aware of the occurrence or impending occurrence of any event which would constitute or cause a breach by it of any of its representations and warranties, covenants or agreements herein in any material respect, or would have constituted or caused a breach by it of its representations and warranties, covenants or agreements herein in any respect, had such an event occurred or been known prior to the date hereof, said party shall promptly give notice thereof to the other parties, and shall, unless the same has been waived in writing by the other parties, use its commercially reasonable efforts to remedy the same within 30 days, provided that such efforts, if not successful, shall not be deemed to satisfy any condition precedent to the First Contribution.
5.7    Delivery of Supplements to Disclosure Schedules. Five business days prior to the Closing Date, BTMU will supplement or amend the BTMU Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such BTMU Disclosure Schedule or which is necessary to correct any information in the BTMU Disclosure Schedule or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of BTMU contained in Article III hereof in order to determine the fulfillment of the conditions set forth in Section 6.1(a) and 6.2(a) hereof as of the date of this Agreement, the BTMU Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement.
5.8    Tax Indemnification. BTMU shall indemnify MUAH and MUB from and against: (i) all liability for Taxes that constitute a breach of any of the representations in Section 3.8; (ii) all liability for Taxes of BTMU for all Pre-Closing Tax Periods; (iii) all Transfer Taxes; (iv) all liability for Taxes of any other person or entity for Pre-Closing Tax Periods (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), or (B) as transferee or successor; (v) all liability of BTMU for Taxes of any other person or entity pursuant to contracts to which BTMU is a party or otherwise bound as of the Closing Date; and (vi) any and all losses arising out of, resulting from, or incident to any breach of any representation, warranty, or covenant contained in Section 3.8.
For purposes of this Agreement: (a) “Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending at the close of business on the Closing Date; (b) “Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means any United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, export, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, capital gains, net worth, intangibles, social security, pension insurance contributions, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing; (c) “Tax Period” means any period prescribed by any Taxing authority for which a Tax Return is required to be filed and/or for which a Tax is required to be paid; (d) “Tax Returns” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax; and (e) “Transfer Taxes” means all excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar Taxes that may be imposed in connection with the First Contribution, together with any interest, additions or penalties with respect thereto.
5.9    Impediments to the Transactions. The parties to this Agreement agree not to take any action, and agree that they will promptly, after discovery, provide written notice of any fact, event or circumstance, that

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would, or is reasonably likely to, materially impede or delay the consummation of the transactions contemplated by this Agreement, or the ability of the parties to obtain any approval of any regulatory authority required for the transactions contemplated by this Agreement or to perform their covenants and agreements under this Agreement, or cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
ARTICLE VI
CONDITIONS
6.1    Conditions to the Obligations of MUAH. Notwithstanding any other provision of this Agreement, the obligations of MUAH to accept the First Contribution are subject to the following conditions precedent (except as to those which MUAH may choose to waive):

(a)	all of the representations and warranties made by BTMU in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date;

(b)
BTMU shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date;

(c)
there shall not have been any action taken or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the First Contribution by any federal or state government or governmental agency or instrumentality or court, which would render any party hereto unable to consummate the transactions contemplated by this Agreement;

(d)
no regulatory authority shall impose any non-standard or unduly burdensome condition relating to the First Contribution such that it would substantially deprive MUAH or MUB of the economic benefits of the First Contribution, as determined in the reasonable judgment of MUAH; and

(e)
MUAH shall have received a certificate signed by an authorized executive officer of BTMU, dated as of the Closing Date, certifying that based upon his best knowledge, the conditions set forth in Sections 6.1 (a) and (b) hereof have been satisfied.

6.2    Conditions to the Obligations of MUB. Notwithstanding any other provision of this Agreement, the obligations of MUB to consummate the Second Contribution are subject to the following conditions precedent (except as to those which MUB may choose to waive):

(a)
all of the representations and warranties made by MUAH and BTMU in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date;

(b)
MUAH and BTMU shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing Date;

(c)
there shall not have been any action taken or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Second Contribution by any federal or state government or governmental agency or instrumentality or court, which would render any party hereto unable to consummate the transactions contemplated by this Agreement;

(d)
no regulatory authority shall impose any non-standard or unduly burdensome condition relating to the Second Contribution such that it would substantially deprive MUB of the economic benefits of the Second Contribution, as determined in the reasonable judgment of MUB; and

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(e)
MUB shall have received a certificate signed by an authorized executive officer of each of MUAH and BTMU, dated as of the Closing Date, certifying that based upon his best knowledge, the conditions set forth in Sections 6.1 (a) and (b) hereof have been satisfied.

ARTICLE VII
TERMINATION; AMENDMENT; WAIVER
7.1    Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)	By the mutual written consent of MUAH, MUB and BTMU;

(b)
By MUAH, MUB or BTMU if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application the approval of which is a condition precedent to a party’s obligations hereunder and for which no alternative permissible structure is practicable;

(c)
By MUAH, MUB or BTMU in the event that any of the conditions precedent to the obligations of the other party to the First Contribution or Second Contribution are rendered impossible to be satisfied or fulfilled by the Closing Date (other than by reason of a breach by the party seeking to terminate);

7.2    Amendment and Waiver. This Agreement may be amended by the parties hereto at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any term, provision or condition of this Agreement may be waived in writing at any time by the party which is entitled to the benefits hereof.
ARTICLE VIII
GENERAL PROVISIONS
8.1    Survival. The enforceability of rights and claims arising from or related to the representations, warranties, covenants and agreements of the parties in this Agreement shall survive the Closing Date.
8.2    Indemnification by BTMU and MUAH Respectively.
(a)    BTMU hereby agrees to indemnify, defend and hold harmless MUAH from and against any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, attorneys’ fees, and out of pocket disbursements) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, MUAH or any of its directors, officers, shareholders, employees, agents, attorneys, accountants, and representatives and their successors and permitted assigns (each, an “Indemnified Party”), whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of (i)  any breach or inaccuracy of any representation or warranty made by BTMU contained in this Agreement or any document delivered pursuant to this Agreement for the period such representation or warranty survives, (ii) any material breach of any covenant or agreement of BTMU contained in this Agreement or any document delivered pursuant to this Agreement, (iii) all litigation or arbitration brought by creditors of BTMU arising out of the transactions contemplated by this Agreement, (iv) any and all liabilities under Environmental Law to the extent arising out of (A) the operation of the US Branches prior to the Closing Date, or (B) any activity, action or failure to take action by BTMU, any of its officers or employees or any person acting on behalf of BTMU prior to the Closing Date or the existence of any environmentally related condition relating to the business of BTMU to the extent resulting from any activity, action or failure to take action by BTMU, any of its officers or employees or any person acting on behalf of BTMU following the Closing (including in each case liabilities relating to (1) investigation, removal, remediation, containment, cleanup

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or abatement of the presence, release or threatened release of any Hazardous Substance, whether on-site or off-site and (2) any claim by any third party, including tort suits for personal or bodily injury, property damage or injunctive relief relating to the presence of, or exposure to, any hazardous substance), or (v) any claim from or related to any person who is or was a BTMU employee on or before the Closing Date.
(b)    MUAH hereby agrees to indemnify, defend and hold harmless MUB from and against any Losses imposed on, sustained, incurred or suffered by, or asserted against, MUB or its Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of (i)  any breach or inaccuracy of any representation or warranty made by BTMU contained in this Agreement or any document delivered pursuant to this Agreement for the period such representation or warranty survives, (ii) any material breach of any covenant or agreement of BTMU contained in this Agreement or any document delivered pursuant to this Agreement, (iii) all litigation or arbitration brought by creditors of BTMU arising out of the transactions contemplated by this Agreement, (iv) any and all liabilities under Environmental Law to the extent arising out of (A) the operation of the US Branches prior to the Closing Date, or (B) any activity, action or failure to take action by BTMU, any of its officers or employees or any person acting on behalf of BTMU prior to the Closing Date or the existence of any environmentally related condition relating to the business of BTMU to the extent resulting from any activity, action or failure to take action by BTMU, any of its officers or employees or any person acting on behalf of BTMU following the Closing (including in each case liabilities relating to (1) investigation, removal, remediation, containment, cleanup or abatement of the presence, release or threatened release of any Hazardous Substance, whether on-site or off-site and (2) any claim by any third party, including tort suits for personal or bodily injury, property damage or injunctive relief relating to the presence of, or exposure to, any hazardous substance), or (v) any claim from or related to any person who is or was a BTMU employee on or before the Closing Date. .
(c)    For purposes of this Agreement, the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization or requirement of any Governmental Entity relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
For purposes of this Agreement, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (C) any other substance which may be subject of regulatory action by any Governmental Entity in connection with any Environmental Law.
8.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:
(a)    if to MUAH or MUB:
MUFG Union Bank, N.A.
445 S. Figueroa Street
12th Floor
Los Angeles, California
Facsimile: 213-236-7579

Attention:	Mark T. Gillett
Managing Director, Associate General Counsel

(b)    if to BTMU:

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The Bank of Tokyo-Mitsubishi UFJ, Ltd.
1251 Avenue of the Americas
New York, NY 10020
Facsimile: 415-765-3391
Attention:    Robert Hand
Managing Director, Deputy General Counsel

8.4    Applicable Law. This Agreement shall be construed and interpreted according to the laws of the State of New York without regard to conflicts of laws principles thereof, except to the extent that the federal laws of the United States apply.
8.5    Headings, Etc. The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
8.6    Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a final and non-appealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.
8.7    Entire Agreement; No Third Party Rights; Binding Effect; Non-Assignment; Counterparts. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.
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The undersigned have caused this Agreement to be executed as of the day and year first above written.

MUFG AMERICAS HOLDINGS CORPORATION	MUFG UNION BANK, N.A.
By: /s/ Michael F. Coyne Title: General Counsel	By: /s/ Michael F. Coyne Title: General Counsel

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By: /s/ Takashi Morimura Title: Deputy President and Representative Director
:

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Exhibit A
US Branch Assets and Liabilities
[Estimated Values Subject to Finalization after the Closing Date]
(in thousands)

Assets/Liabilities                    US GAAP Book Value
CONTRIBUTIONS:
U.S. Corporate Customer List                    n/a
Assembled Workforce                        n/a

Securities (U.S. Treasuries)	70,003
EXCLUDED LIABILITIES:
All Cash Balance Pension Plan liabilities*                n/a

All Retiree Medical liabilities,
and all Retiree Medical claims whenever incurred*            n/a

BTMU CLF Supplemental Executive
Retirement Plan                            n/a
BTMU Capital Corporation Supplemental
Executive Retirement Plan (SERP)                    n/a

* Subject to the service cost of the respective plan as determined by the outside actuarial firm for reimbursement by MUB to BTMU as it relates to the obligations under Section 1.5(i) of the Agreement.
ASSUMED LIABILITIES:
Annual Bonus                            (31,584)
Medical/Dental claims (excluding retiree medical)
incurred as of 6/30/14 but not paid                     (1,936)
Vacation Pay accrued as of 6/30/14                     (10,003)
Deferred Compensation Plan                     (11,237)
Stock Bonus Plan                          (5,443)

Retention Pay accrued as of 6/30/14                  (504)
________
Total: (60,707)

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EXHIBIT B
US CORPORATE CUSTOMER LIST
[attached]

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EXHIBIT C
BTMU US EMPLOYEES
[attached]

** The following employees are “Ex Pat” Employees, as referenced in Section 1.5(a):
[attached]

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EXHIBIT D
SUMMARY OF BTMU’S MATERIAL EMPLOYEE BENEFIT PLANS FOR BTMU US EMPLOYEES

Compensation Plans
Deferred Compensation Plan
Stock Bonus Plan
Management Incentive Plan

Retirement Plans
401 (k) Savings and Investment Plan
Cash Balance Pension Plan
Retiree Medical
Retiree Life Insurance

Health and Welfare Plans
Medical Plans

•	Aetna Choice POS (Open Access)

•	Cigna Open Access Plus

•	Cigna Health Savings Account (HSA) Low Option

•	Cigna Health Savings Account (HSA) High Option

•	Fee-for-Service Option (Retirees only)

•	Health Care Flexible Spending Account

•	Health Savings Account
Dental Plans

•	Classic Dental Option (Metlife)

•	Network Dental Option (Cigna)
Vision Service Plan
Commuter Benefits Program

•	Commuter Parking/Transit Flexible Spending Account

•	Parking Pass Program (NJ employees only)
Insurance Plans

•	Supplemental Life Insurance

•	Basic Life Insurance

•	Dependent Life Insurance

•	Business Travel Insurance

•	Voluntary Accidental Death and Dismemberment Insurance
Maternity and Adoption Assistance

•	Adoption Assistance Policy

•	Maternity Disability Leave
Dependent Care Flexible Spending Account
Employee Assistance Program
College Savings Program

Severance Plans
U.S. Severance Plan
U.S. Executive Severance Plan
Enhanced Severance Program

Disability Plans

•	Short-term Disability

•	Long-term Disability

•	Supplemental Long-term Disability

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BTMU DISCLOSURE SCHEDULE

1.With respect to Section 3.11,

(i)
retention agreements are in place for six BTMU US Employees, each of which has a term of employment; five of these agreements have terms through July 16, 2014; one of the agreements has a term through April 7, 2015; copies of these retention agreements have been provided to MUB; and

(ii)
a non-standard severance arrangement is in place for one BTMU US Employee, whereby guaranteed bonus payments are made into 2016, and if employment is terminated for reasons other than cause or if it is terminated for death or disability by March 31, 2016, then the payout of these amounts, as well as an additional amount, is to be severanced.

2.	With respect to Section 1.5 (a) regarding Leaves of Absence, BTMU provides the following list of employees who are on Leave of Absence as of 7/1/14:
[see attached listing of employees on Leave of Absence].